Exhibit 10.2
Separation and Transition Services Agreement

This Separation and Transition Services Agreement (this “Agreement”) is entered into by and between Barbara Larson (“Executive”) and Workday, Inc. (the “Company”), each individually referred to as a “Party” and collectively referred to as the “Parties”. This Agreement will become effective on the date that it is signed by both Parties (the “Agreement Date”).

RECITALS

WHEREAS, Executive is currently the Chief Financial Officer (“CFO”) of the Company.

WHEREAS, Executive is a party to that certain offer letter with the Company dated June 30, 2014 (the “Offer Letter”) and is currently a participant under the Company’s Change in Control Policy (the “CIC Policy”).

WHEREAS, Executive and the Company wish to provide for the orderly transition of Executive’s responsibilities throughout the Transition Period (as defined below).

WHEREAS, the Company is willing to extend to Executive, and Executive is willing to accept, certain benefits in exchange for an initial, and second, release of claims, covenant not to sue and certain other undertakings, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants set forth in this Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1.Continued Employment; Separation from Employment

In consideration for Executive’s executing this Agreement and the undertakings described herein, including delivery of an effective release of claims as set forth in Section 3 below (the “Release”), the Company agrees to continue Executive’s employment on the following terms and subject to the following conditions:

a.Transition Services. Beginning on the Agreement Date and continuing until the start date of the Company’s new CFO, anticipated to be no later than July 31, 2023 (as applicable, the “CFO Transition Date”), Executive agrees to continue to serve as the Company’s CFO and provide services consistent with Executive’s role as CFO, including, but not limited to, the execution of the Company’s financial documents and certifications required to be filed with the Securities Exchange Commission, subject to customary standards, and reasonable transition services to the Company, or such other reasonable services as the Company may request, including, but not limited to, the transitioning of Executive’s responsibilities in good faith. Executive confirms that Executive’s decision to enter into this Agreement is not the result of any disagreement regarding the Company’s financial statements or disclosures, and that as of the date hereof, Executive is not aware of any reason Executive would not be able to sign any documents or certifications required to be filed with the Securities and Exchange Commission or that may become required to be so filed. Further, Executive agrees that Executive will inform the Company promptly if at any time while providing services to the Company Executive becomes aware of any reason why, had Executive remained Chief Financial Officer, Executive would not have been able to sign any applicable documents or certifications required to be filed with the Securities and Exchange Commission.

Executive will cease to serve as the Company’s CFO on the CFO Transition Date and, as of such date, will no longer be considered a Section 16 Executive Officer. Executive will continue in full-time employment with the Company as an Executive Vice President of Workday, subject to applicable policies, through and including July 31, 2023 (or such earlier date as determined by the Company’s Chief People Officer) and thereafter will be regularly available to provide reasonable transition services to the Company, or such other reasonable services as the Company may request, through and including November 1, 2023. Executive’s period of employment from the Agreement Date through November 1, 2023 is referred to herein as the “Transition Period”, and the services provided during such period are referred to herein as the “Transition Services”. Executive’s employment with the Company will terminate on the final day of the Transition Period, unless terminated on an earlier date pursuant to the terms of this Agreement (the “Separation Date”).

b.Compensation during Transition Period. During the Transition Period, Executive will continue to (a) be paid Executive’s current base salary, subject to applicable withholdings or deductions, in accordance with Company’s normal payroll policies and practices, (b) be eligible to participate in employee benefits and (c) participate in the CIC Policy. In addition, Executive will remain eligible to earn and receive a cash bonus with respect to the first half of the Company’s current fiscal year (the “First Half Bonus”) under the Company’s FY24 Bonus Plan (the “Bonus Plan”), subject to its terms and conditions, provided, however, that Executive’s individual performance component with respect thereto shall be deemed achieved at 100% of target, subject to Executive’s continued employment through the payment date of the First Half Bonus, if any. Executive shall not be eligible to earn or receive any bonus payment with respect to the second half of the Company’s current fiscal year under the Bonus Plan. On the Separation Date, Executive shall cease to be a participant in the CIC Policy.

c.Continued Equity Vesting. During the Transition Period, outstanding Company restricted stock units (“RSUs”) Executive holds, if any, will continue to vest in accordance with the vesting schedule set forth in the applicable award agreement and the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) or 2022 Equity Incentive Plan (the “2022 Plan”), as applicable, subject to Executive’s continued employment or other qualifying service on each applicable vesting date. This Agreement shall not be construed to amend, modify or supersede any of the provisions of the 2012 Plan or 2022 Plan, as applicable, or any Company RSU award agreement that may be applicable to Executive, except as provided in the following Section 1(d).

d.Forfeiture of April 2023 RSU Award. Executive hereby relinquishes and agrees to the immediate termination and forfeiture of the RSU award for 51,258 shares of Company common stock granted to Executive on April 20, 2023 (the “Forfeited RSUs”). Executive acknowledges and agrees that Executive shall have no right or entitlement to the Forfeited RSUs, including as to any continued vesting thereof or shares subject thereto, as of the Agreement Date.

e.Term; Termination. This Agreement will commence on the Agreement Date and Executive’s employment shall continue through and including November 1, 2023, unless terminated earlier in accordance with the terms of this Agreement. The Company may terminate this Agreement and Executive’s employment hereunder immediately without notice for Cause (as defined below) or upon Executive’s breach of any provision of this Agreement. Executive may terminate this Agreement and Executive’s employment hereunder for any reason upon ten (10) days written notice. The Parties may otherwise terminate this Agreement only by mutual agreement set forth in writing signed by both Parties. If the Company terminates Executive’s employment for Cause or Executive terminates Executive’s employment for any reason prior to the Separation Date, Executive will no longer be eligible to receive the salary, bonuses, benefits or continued equity vesting provided herein for the remainder of the Transition Period, and the Company will not be obligated to offer Executive the Consulting Agreement and continued equity vesting.

For purposes of this Agreement, “Cause” will mean (i) Executive’s failure to substantially perform Executive’s duties to the Company, as requested by management (other than as a result of total or partial incapacity due to disability), (ii) theft or embezzlement of property of the Company or dishonesty or disloyalty in the provision of Executive’s services to the Company; (iii) an act or acts constituting a felony under the laws of the United States or any state thereof, an act comparable to a felony, a crime involving moral turpitude, or a serious regulatory violation under any applicable laws; (iv) Executive’s willful malfeasance or misconduct in connection with Executive’s duties; (v) any intentional act or omission that is injurious to the financial condition or business reputation of the Company or its affiliates other than business decisions which are made in good faith by Executive while providing services to the Company; (vi) conduct that violates the Company’s Code of Conduct; (vii) material breach of the provisions of any written agreements between Executive and the Company; or (viii) provision of services, whether as a consultant, employee, contractor, etc., to a competitor of the Company, without prior approval from the Company’s General Counsel.

f.Final Pay. On Executive’s final day of employment with the Company, and even if Executive does not sign this Agreement or the Second Release, the Company will pay Executive the compensation that Executive earned through Executive’s final date of employment, any accrued but unused vacation benefits, and any business expenses required to be reimbursed as a matter of Company policy or governing law. Similarly, even if Executive does not sign the Second Release, Executive will be offered benefits to which Executive is entitled, if any, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

2.Post-Employment Arrangement

In consideration for Executive’s delivery of a second effective release of claims set forth as Exhibit A to this Agreement (the “Second Release”), to be signed no earlier than the Separation Date, and subject to Executive’s satisfactory provision of the Transition Services, the Company agrees to the following:

a.Consulting and Continued Vesting. The Company will continue Executive’s service as a consultant to the Company (the “Consulting Services”) pursuant to the Consulting Agreement attached hereto as Exhibit B (the “Consulting Agreement”) commencing the day following the Executive’s Separation Date and continuing through and including July 8, 2024, or such earlier date pursuant to the terms of the Consulting Agreement (the “Consulting Period”), during which Consulting Period Executive’s RSUs will continue to vest in accordance with the vesting schedule set forth in the applicable award agreement and 2012 Plan or the 2022 Plan, as applicable, subject to Executive’s continued service on each applicable vesting date (such offer of continued service and continued vesting of equity awards, the “Continued Service and Vesting Benefit”).

b.COBRA Payment. The Company will pay Executive the gross amount of $13,092 (the “COBRA Payment”), which represents six (6) months of Executive’s estimated monthly COBRA premium, payable in a cash lump sum, less applicable withholdings and deductions, within 10 business days after the effectiveness of the Second Release.

The Continued Service and Vesting Benefit together with the COBRA Payment are referred to herein as the “Separation Benefits”.

3.Release and Waiver

a.By signing this Agreement, Executive releases and waives all claims of any kind whatsoever which Executive has or may have against the Company and its parent, subsidiary, and affiliated companies, and all related entities, and assigns and all of their current and former officers, agents, employees, shareholders, members, managers, trustees, joint venturers, partners, directors and anyone claiming through them (hereinafter “Releasees” collectively), relating to or arising out of Executive’s employment with the Company or termination therefrom or any and every other matter, event, act and/or omission. This release and waiver includes, but is not limited to: any claims for wrongful termination, defamation, or any other common law claims; any claims for the breach of any implied, written or oral contract (excluding any contract claim resulting from a breach of this Agreement by the Company); any claims of discrimination, harassment or retaliation based on such things as national origin, race, religion, gender, sexual orientation, pregnancy, parental or marital status, physical or mental disability, or medical condition, or any other form of legally prohibited conduct, discrimination or retaliation; and, to the greatest extent allowed by law, any claims for any compensation of any sort, including but not limited to salary, severance pay and benefits, including unused vacation accrual, leaves, equity compensation/stock/options, commissions, wage differentials and bonuses.

b.On behalf of Executive and anyone claiming through Executive, Executive irrevocably and unconditionally agrees to release, acquit and forever discharge, to the greatest extent allowed by law, Releasees in each’s individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which Executive ever had against any of the Releasees arising out of or relating to Executive’s employment with the Company and/or the termination of Executive’s employment with the Company and/or any and every other matter, event, act and/or omission. Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment, disability discrimination) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, under the State Constitution, and/or any relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort or alleged wrong, such as but not limited to negligence, invasion of privacy, defamation, fraud and infliction of emotional distress.

c.This release and waiver by Executive includes, to the extent legally permissible, all claims relating to or arising out of Executive’s employment with the Company or Executive’s termination therefrom that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the National Labor Relations Act, the Americans with Disabilities Act, the Civil Rights Acts of 1964, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, all state wage and hour laws, all laws relating to discrimination of any sort, and/or any other provision of federal, state or local statutory or common law or regulation.

d.Executive agrees that this release and waiver is effective, to the extent legally permissible, for all claims relating to or arising out of Executive’s employment with the Company or Executive’s termination therefrom without regard to the legal nature of the claim alleged and without regard to whether any such claim is based upon tort, equity, implied or express contract, discrimination of any sort, or any federal, state or local law, statute or regulation or any claim for attorney’s fees.

e.Executive warrants that, to the extent not prohibited by applicable law, Executive has not and will not institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against the Company relating to or arising out of any of the claims which are released and waived in this Section 3, and Executive waives, or at a minimum assigns to the Company, any and all rights to any and all forms of recovery or compensation from any legal action brought by Executive or on Executive’s behalf in connection with Executive’s employment or the termination of Executive’s employment with the Company. To the extent not prohibited by applicable law, in the event that a lawsuit or any of the foregoing actions are filed by Executive in breach of this covenant, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such lawsuit or action. Nothing in this agreement limits Executive from bringing a claim to challenge this Agreement itself under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act.

f.Further, it is understood and agreed that this is a full and final release applying not only to all claims as defined in these paragraphs which are presently known, anticipated, or disclosed to Executive, but also to all claims as defined in these paragraphs which are presently unknown, unanticipated, and undisclosed to Executive. Executive hereby waives any and all rights or benefits which Executive may now have, or may have in the future under the terms of §1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

4.Non-Disparagement

Subject to Section 17, below, and otherwise to the fullest extent permitted by applicable law, Executive agrees that during Executive’s employment and following Executive’s termination of employment, Executive will not, directly or indirectly, make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit Executive or the Company from providing truthful information in response to a subpoena or other legal process. Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

5.Knowing and Voluntary Release

Executive acknowledges that Executive’s signing of, and Executive’s agreement to, this Agreement is knowing, voluntary and deliberate, that Executive has been provided with all information needed to make an informed decision to enter this agreement, and that Executive has not been coerced or threatened.

6.Return of Company Property

Executive agrees that Executive will return all of the Company’s property in Executive possession including, but not limited to, any phone cards, cellular phone, computer equipment and all of the tangible and intangible property belonging to the Company and relating to Executive’s employment with the Company on the Separation Date. Executive further represents and warrants that Executive will not retain any copies, electronic or otherwise, of such property. Executive must return to the Company Executive’s Company laptop and work badge no later than on the Separation Date.

7.Continued Compliance with Proprietary and Confidentiality Agreement

a.Executive will continue to comply with the terms of the Proprietary Information and Inventions Agreement between Executive and the Company and know and understand that the obligations contained in that agreement survive execution of this Agreement and Executive’s termination of employment. In particular, Executive shall not disclose any confidential or proprietary information (specifically, but not limited to, pricing, margins, key customer contacts and their profiles) that Executive acquired as an employee or agent of the Company to any other person or entity, or use such information in any manner that is detrimental to the interest of the Company.

b.Nevertheless, nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or NLRB), from testifying truthfully under oath in any court, arbitration or administrative agency proceeding from providing truthful information in the course of a government investigation or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). Executive is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

8.Entire Agreement and Severability

a.The Parties agree that, except as is expressly provided herein, this Agreement sets forth the entire agreement between them as to the matters set forth herein and supersedes any other written promises or oral understandings between the Parties as to such matters, if any, including but not limited to Executive’s Offer Letter. Executive agrees that the payments and consideration set forth in this Agreement are in lieu of any severance payment Executive may have been entitled to pursuant to Company policy or practice and Executive is entitled to no further payment from the Company other than as set forth in this Agreement. The Parties also agree and acknowledge that no other verbal or written promises or agreements have been offered for this Agreement (other than those described herein) and that no other promises or agreements between the Parties related to the matters set forth herein will be binding unless they have been reduced to writing and signed by the Parties and expressly referencing this Agreement.

b.The Parties agree that, as of November 2, 2023, Executive will no longer be eligible to participate in the Company’s Change in Control Policy.

c.Executive and the Company further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, such portion will be enforced to the greatest extent permitted by law and the remaining portions of this Agreement will not be affected and will be given full force and effect. The provisions of Sections 3, 4 and 7 shall survive and continue in full force and effect in accordance with their respective terms notwithstanding any alleged breach of this Agreement. Executive acknowledges and agrees that, in the event that the provisions of Sections 3, 4, and/or 7 shall be deemed by a court of competent jurisdiction to be unenforceable, then the court is to modify such provisions to the minimum extent necessary to render the provisions valid and enforceable.

9.No Admission

The Parties acknowledge that this Agreement does not constitute any admission by Executive or the Company of any wrongdoing or liability whatsoever, but results from the desire of the Parties to resolve any actual and potential disputes between them. Nothing contained in this Agreement, or the fact of its submission to Executive, shall be admissible evidence in any judicial, administrative or other legal proceeding, of any liability or wrongdoing on the part of the Company or any related party of any violation of federal, state or local law.

10.Applicable Law

All provisions of this Agreement will be construed and governed by the laws in the state where Executive is principally employed without regard to choice of law principles or laws of any other jurisdiction. Any suit, claim or other legal proceeding brought by Executive and arising out of or relating to Executive’s employment, termination of employment, or this Agreement shall be brought exclusively in the federal or state courts located in the state where Executive is principally employed, and Executive and the Company hereby submit to personal jurisdiction in the state where Executive is principally employed, and to venue in such courts. Executive acknowledges that a breach of the provisions of Section 4 above by Executive will cause irreparable harm to the Company, and the Company shall be entitled to injunctive relief to restrain such breach or threatened breach by Executive or any person acting with Executive in any capacity whatsoever and to pay the Company’s legal expenses and costs incurred in bringing such actions against Executive. The language of this Agreement shall be construed according to its fair meaning, and not for or against any particular Party.

11.Resolution of All Matters

This Agreement resolves all matters and claims Executive has or may have against the Company and the Releasees relating to Executive's employment and the termination of Executive's employment with the Company; it is and shall be binding upon and inure to the benefit of the Parties and their respective heirs, legatees, personal representatives, successors and assigns. Upon execution, this Agreement becomes effective and binding on the Parties. This Agreement may not be modified, altered or changed except by an express written document signed by all Parties hereto, wherein specific reference is made to this Agreement.

12.No Pending Claims

Executive’s hereby represents and warrants that Executive does not currently have pending any claims, charges, lawsuits, or other proceedings against the Company concerning any of the claims released by this Agreement, including but not limited to any claims for unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in court, before an administrative action, or through an internal complaint process against the Company or the Releasees. Executive further represents and warrants that Executive has not heretofore assigned any claims that Executive has or may have against the Company covered by this Agreement. Executive acknowledges that Executive has no claim against the Company or the Releasees for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process.

13.Review and Revocation

Executive understands that this Agreement will be effective upon Executive signing it. By signing this Agreement, Executive agrees that Executive has carefully read and fully understand all of its provisions. The Company hereby advises Executive in writing to consult with Executive’s attorney before executing this Agreement, and Executive acknowledges and agrees that Executive has been so advised. Executive further understands that rights or claims that may arise after the latest date Executive signs this Agreement are not waived. Executive acknowledges, understands and agrees that Executive must sign this Agreement to obtain the payments and benefits provided by the terms of this Agreement. For the avoidance of doubt, Executive’s entry into this Agreement and the Second Release are independent of each other, such that if Executive does not sign the Second Release, or revokes the Second Release, said revocation shall not cause the revocation of this Agreement, and the terms of this Agreement shall remain binding upon Executive.

14.Effective Date

The effective date of this Agreement occurs on the Agreement Date, the date it is signed and delivered to the Company.

15.Successors And Assigns

This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor or assign of the Company, and any such successor or assign shall be deemed substituted for all purposes for the Company under the terms of this Agreement.

16.Counterparts

This Agreement may be executed in counterparts, and a facsimile or electronic signature shall be deemed to be an original signature for all purposes.

17.No Interference with Rights

Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Executive signs this Agreement, or (iii) which cannot be released by private agreement.

In addition, nothing in this Agreement, including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions: (a) waives Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Executive has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (b) prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; (c) prevents Executive from filing a charge or complaint with, providing information or documents to, and/or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), or any other any federal, state or local agency charged with the enforcement of any laws, or (d) prevents Executive from exercising rights under Section 7 of the National Labor Relations Act (NLRA) to engage in joint activity with other employees, provided that by signing this Agreement Executive is waiving the right to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Executive’s behalf, except where such a waiver of individual relief is prohibited and except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to a government agency.

Executive and the Company do not intend to release claims that Executive may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, under the indemnification agreement between Executive and the Company, indemnification under any organizational document of the Company, directors’ and officers’ insurance coverage, although Executive represents that Executive she is not currently aware of any such claim, or any claims for enforcement of this Agreement.

18.Taxes

All payments made under this Agreement, including settlement of RSUs, will be subject to reduction to reflect taxes or other charges required to be withheld by law.

To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)‑month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in‑kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in‑kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in‑kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short‑term deferral” within the meaning of Section 409A, such payment shall be deemed a short‑term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A‑2(b)(2) of the regulations under Section 409A. Any termination of Executive’s employment is intended to constitute a separation from service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A‑1.

[Signature Page to Separation and Transition Services Agreement Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

EXECUTIVE

SIGNED: /s/ Barbara Larson	DATE: May 24, 2023
Barbara Larson

WORKDAY, INC.

SIGNED: /s/ Ashley Goldsmith	DATE: May 23, 2023
BY: Ashley Goldsmith
TITLE: Chief People Officer

[Signature Page to Separation and Transition Services Agreement]

EXHIBIT A

General Release of All Claims and Covenant Not to Sue

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Barbara Larson (“Employee”) and Workday, Inc. (the “Company”) (collectively, the “parties”).

WHEREAS, Employee and the Company entered into an agreement regarding Employee’s transition and separation from employment with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit A).

WHEREAS, on November 1, 2023, Employee’s employment with the Company terminated (the “Separation Date”).

WHEREAS, the Company has determined that Employee cooperatively and diligently provided the Transition Services (as defined in the Separation Agreement).

WHEREAS, this agreement serves as the Second Release, pursuant to the Separation Agreement.

WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment and separation from employment with the Company.

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below and the Company’s agreement to engage Employee as a consultant pursuant to the terms of the Consulting Agreement, Employee and the Company hereby enter into this Second Release.

Regardless of when this Second Release was provided to Employee, Employee may not sign this Second Release prior to the Separation Date. By signing below, Employee affirms that Employee did not sign this Second Release prior to the Separation Date.

1.Acknowledgment of Payment of Wages. By Employee’s signature below, Employee acknowledges that, on the Separation Date, the Company paid Employee for all wages, salary, accrued vacation (if applicable), bonuses, commissions, reimbursable expenses previously submitted by Employee, and any similar payments due Employee from the Company as of the Separation Date. By signing below, Employee acknowledges that the Company does not owe Employee any other amounts, except as may become payable under the Separation Agreement and the Second Release. Please promptly submit for reimbursement all final outstanding expenses, if any.

2.Consideration. In exchange for Employee’s agreement to this Second Release and Employee’s other promises in the Separation Agreement and herein, the Company agrees to provide Employee with the Separation Benefits set forth in Section 2 of the Separation Agreement. By signing below, Employee acknowledges that Employee is receiving the foregoing consideration in exchange for waiving Employee’s rights to claims referred to in this Second Release and Employee would not otherwise be entitled to the consideration.

3.Release and Waiver.

a.By signing this Second Release, Employee releases and waives all claims of any kind whatsoever which Employee has or may have against the Company and its parent, subsidiary, and affiliated companies, and all related entities, and assigns and all of their current and former officers, agents, employees, shareholders, members, managers, trustees, joint venturers, partners, directors and anyone claiming through them (hereinafter “Releasees” collectively), relating to or arising out of Employee’s employment with the Company or termination therefrom or any and every other matter, event, act and/or omission. This release and waiver includes, but is not limited to: any claims for wrongful termination, defamation, or any other common law claims; any claims for the breach of any implied, written or oral contract (excluding any contract claim resulting from a breach of this Second Release by the Company); any claims of discrimination, harassment or retaliation based on such things as age, national origin, race, religion, gender, sexual orientation, pregnancy, parental or marital status, physical or mental disability, or medical condition, or any other form of legally prohibited conduct, discrimination or retaliation; and, to the greatest extent allowed by law, any claims for any compensation of any sort, including but not limited to salary, severance pay and benefits, including unused vacation accrual, leaves, equity compensation/stock/options, commissions, wage differentials and bonuses.

b.On behalf of Employee and anyone claiming through Employee, Employee irrevocably and unconditionally agrees to release, acquit and forever discharge, to the greatest extent allowed by law, Releasees in each’s individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which Employee ever had against any of the Releasees arising out of or relating to Employee’s employment with the Company and/or the termination of Employee’s employment with the Company and/or any and every other matter, event, act and/or omission. Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment, age discrimination, disability discrimination) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634), the Older Workers Benefit Protection Act (OWBPA), under the State Constitution, and/or any relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort or alleged wrong, such as but not limited to negligence, invasion of privacy, defamation, fraud and infliction of emotional distress.

c.This release and waiver by Employee includes, to the extent legally permissible, all claims relating to or arising out of Employee’s employment with the Company or Employee’s termination therefrom that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the National Labor Relations Act, the Age Discrimination in Employment Act, the OWBPA, the Americans with Disabilities Act, the Civil Rights Acts of 1964, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, all state wage and hour laws, all laws relating to discrimination of any sort, and/or any other provision of federal, state or local statutory or common law or regulation.

d.Employee agrees that this release and waiver is effective, to the extent legally permissible, for all claims relating to or arising out of Employee’s employment with the Company or Employee’s termination therefrom without regard to the legal nature of the claim alleged and without regard to whether any such claim is based upon tort, equity, implied or express contract, discrimination of any sort, or any federal, state or local law, statute or regulation or any claim for attorney’s fees.

e.Employee warrants that, to the extent not prohibited by applicable law, Employee has not and will not institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against the Company relating to or arising out of any of the claims which are released and waived in this Section 3, and Employee waives, or at a minimum assigns to the Company, any and all rights to any and all forms of recovery or compensation from any legal action brought by Employee or on Employee’s behalf in connection with Employee’s employment or the termination of Employee’s employment with the Company. To the extent not prohibited by applicable law, in the event that a lawsuit or any of the foregoing actions are filed by Employee in breach of this covenant, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such lawsuit or action. Although Employee is releasing claims that you may have under the OWBPA and the ADEA, nothing in this agreement limits Employee from bringing a claim to challenge this Second Release itself under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act.

f.Further, it is understood and agreed that this is a full and final release applying not only to all claims as defined in these paragraphs which are presently known, anticipated, or disclosed to Employee, but also to all claims as defined in these paragraphs which are presently unknown, unanticipated, and undisclosed to Employee. Employee hereby waives any and all rights or benefits which Employee may now have, or may have in the future under the terms of §1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

4.Review and Revocation

a.Employee understands that Employee has been given a period of at least twenty-one (21) days from the date this Second Release was provided to Employee to review and consider this Second Release before signing it. Any changes to this document, whether material or immaterial, do not restart the running of this twenty-one (21) day consideration period. Employee further understands that Employee may use as much of this twenty-one (21) day period as Employee wishes prior to signing. Employee may revoke this Second Release within seven (7) calendar days of signing it. Revocation can be made by delivering a written notice of revocation to Scott. D. Helsinger, Deputy General Counsel, Legal, Compliance & Corporate Affairs, at 6110 Stoneridge Mall Road, Pleasanton, CA 94588. For this revocation to be effective, written notice must be received by Scott D. Helsinger no later than the seventh (7th) day after Employee signs this Second Release. If Employee revokes this Second Release, it shall not be effective or enforceable, except as provided below in Section 4(b), and Employee will not receive the benefits described in this document. By signing this Second Release, Employee agrees that Employee has carefully read and fully understand all of its provisions. The Company hereby advises Employee in writing to consult with Employee’s attorney before executing this Second Release, and Employee acknowledges and agrees that Employee has been so advised. Employee further understands that rights or claims that may arise after the latest date Employee signs this Second Release are not waived.

b.Employee acknowledges, understands and agrees that Employee must sign this Second Release to obtain the payments and benefits provided by the terms of this Second Release. For the avoidance of doubt, Employee’s entry into this Second Release is independent of the Separation Agreement, such that if Employee does not sign this Second Release, or revokes this Second Release, said revocation shall not cause the revocation of the Separation Agreement, and the terms of the Separation Agreement shall remain binding upon Employee.

5.Effective Date. The Effective Date of this Second Release occurs eight (8) calendar days after it is signed and delivered to the Company, provided that this Second Release has not been timely revoked as set forth in Section 4 above.

6.Section 3 of Separation Agreement Incorporated Herein. By Employee’s signature below, Employee hereby agrees to the release and waiver of claims and all other covenants and representations set forth in Section 3 above. If Employee agrees to the terms outlined in this Second Release, please sign and return this Second Release to Shruti Jana (via hardcopy or via electronic copy to ) no later than November 22, 2023.

7.Other Terms of Separation Agreement Incorporated Herein. All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release.

[Signature Page to General Release of All Claims and Covenant Not to Sue Follows]

IN WITNESS WHEREOF, the undersigned have executed this Second Release on the dates shown below.

EXECUTIVE

SIGNED:		DATE:
Barbara Larson

WORKDAY, INC.

SIGNED:	DATE:
BY:
TITLE:

[Signature Page to General Release of All Claims and Covenant Not to Sue]

Exhibit B

CONSULTING AGREEMENT

Workday, Inc. (“Workday”) is pleased to offer Barbara Larson (“Consultant” or “You”) a position as a consultant, subject to the terms and conditions set forth below in this Consulting Agreement (“Agreement”) and subject to the execution of a Separation and Transition Services Agreement (the “Separation Agreement”) and a second General Release of All Claims and Covenant Not to Sue, which are not revoked pursuant to their terms and which provide for the cessation of your employment with Workday on or about November 1, 2023 (“Termination Date”). The start date of your consulting arrangement will be the calendar day immediately following your last day of employment with Workday (the “Effective Date”). The consulting arrangement will continue from the Effective Date through and including July 8, 2024 (the “Consulting Term”), unless terminated earlier pursuant to the below terms.

Now, therefore, in consideration of the terms and conditions set forth in this Agreement, Workday and Consultant agree as follows:

1.SERVICES

Consultant agrees to be regularly available, at least monthly, during the Consulting Term to meet and confer with members of Workday leadership on all topics related to finance, accounting, product development, technology, business strategy, organizational growth, venture capital, mergers & acquisitions, and also to provide and share ideas, insights, analysis, advice and impressions concerning Workday’s strategic development efforts, obligations, and interests (“Services”). Consultant understands that Workday respects the intellectual property and confidential information of other persons and entities and fully expects everyone who consults with it also to respect the intellectual property and confidential information of other persons and entities. Workday takes these obligations very seriously. Consultant therefore agrees that they will not bring onto Workday’s premises, or otherwise expose Workday’s employees, to any intellectual property or confidential information of any other person or entity. Contractor agrees that the Contracting Consideration provided to Contractor herein provides more than ample consideration for the Services. If Contractor refuses or fails to perform the above Services, then Workday’s obligation to provide for the Contracting Consideration, as stated in Section 2.1, shall immediately cease.

2.CONSIDERATION

2.1As consideration for the Services, during the Consulting Term, Workday restricted stock units (“RSUs”) Consultant holds, if any, will continue to vest in accordance with the vesting schedule set forth in the applicable award agreement and the 2012 Workday, Inc. Stock Option Plan (the “2012 Plan”) or the 2022 Workday, Inc. Equity Incentive Plan (the “2022 Plan”), as applicable, subject to Consultant’s continued provision of Service on each applicable vesting date (the “Contracting Consideration”). This Agreement shall not be construed to amend, modify or supersede any of the provisions of the 2012 Plan or 2022 Plan, as applicable, or any Company RSU award agreement that may be applicable to Consultant.

2.2By mutual written agreement, the Consulting Term described above may be extended for additional time periods, provided that the parties execute a separate written agreement. The terms and conditions of this Agreement will apply to all additional time periods of Service, unless otherwise agreed. If no corresponding equity vest falls within an extended time period, Workday and Consultant can agree in writing to a fixed monthly fee as consideration for the extended time period during which Services are to be provided (“Fixed Fee”). Within ten (10) days after the end of each month for which a Fixed Fee is earned and due, Consultant will invoice Workday for Services performed pursuant to this Agreement during the preceding month. The terms and conditions of this Agreement will apply to all additional time periods of Service.

2.3In addition to the consideration described herein, Workday will reimburse Consultant for reasonable expenses Consultant incurs in connection with providing Services, including reasonable expenses for travel, lodging, meals and other costs as agreed.

2.4All remuneration, if any, contemplated herein may be subject to applicable withholding taxes. Consultant accepts responsibility for and should consult a tax advisor concerning all tax obligations associated with the consideration provided under this agreement, including, but not limited to, the equity vesting under this agreement.

3.WARRANTIES

Consultant represents and warrants:

3.1Entering into and performing under this Agreement will not conflict with any obligation Consultant has under terms of any contract or obligation to an employer or other person or entity, or any law, regulation or ordinance to which Consultant is or becomes subject, and Consultant agrees to inform Workday promptly and in writing if any such conflict arises.

3.2For the duration of the Consulting Term, Consultant agrees that Consultant will at all times devote Consultant’s best efforts to the interests of Workday, and will not, without prior approval from Workday’s General Counsel, engage in, or encourage or assist others to engage in, any other service, employment or activity that (a) would divert from Workday any business opportunity in which Workday can reasonably be expected to have an interest, (b) would directly compete with, or involve preparation to compete with, the current or future business of Workday, or (c) would otherwise conflict with Workday’s interests or could cause a disruption of its operation or prospects. Furthermore, prior to engaging in a potentially conflicting activity pursuant to the foregoing, Consultant agrees to provide Workday’s General Counsel with a written request for its approval, to which a prompt reply shall be made.

3.3In order to avoid any conflicts of interest, Consultant agrees that this Agreement shall automatically terminate if Consultant accepts or enters into any employment or consultancy role with any other entity engaged in development, marketing, implementation, sale, resale, licensing, distribution or servicing of any product, software, platform or solution, or the provision of any service, that relates to the business of the Company, which includes, without limitation, the provision of software and services for Human Capital Management, Business Planning, Professional Services Automation, Student, Financial Management, or Data Analytics prior to July 8, 2024 which would require Consultant to provide strategic or tactical advice or expertise (any such work as described pursuant to the foregoing paragraph, “Conflicting Work”), unless Consultant obtains prior approval from Workday’s General Counsel. Consultant shall notify Workday’s General Counsel in writing immediately upon accepting or entering into any Conflicting Work.

3.4For the duration of the Consulting Term, Consultant will undertake no employment or consultancy role with any other entity where, in connection with that employment or consultancy role, Consultant would be required and/or called-upon to use Workday’s confidential information as defined herein.

3.5Entering into and performing under this Agreement will not infringe any privacy or intellectual property right of a third party.

3.6Consultant will not assert moral rights (personal rights associated with authorship of a work under applicable law) with respect to ideas, insights, analysis and impressions Consultant provides concerning Workday’s product and technology directions or other subjects discussed by or with Workday, to the extent permitted by law.

3.7Consultant will not use, disclose, or transfer across borders any information that is processed for Workday that may identify an individual (Personal Data).

3.8Consultant will comply with all applicable data privacy laws and regulations and will implement and maintain appropriate technical and other protections for the Personal Data.

4.OWNERSHIP/INTELLECTUAL PROPERTY

4.1Workday has its own way of doing business and its own unique, independently developed proprietary technology. We have neither the need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. Workday understands the importance of protecting its own intellectual property and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who provides consulting Services to us will hold themselves to these same standards. No consultant should reference, use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer (other than Workday) or any other third party.

4.2All sales and/or marketing strategies, products, potential products and product ideas discussed by and with Workday belong exclusively to Workday and Consultant will not claim any rights or ownership in any such strategies or products by virtue of Consultant’s provision of Services hereunder, nor in any ideas, insights, analysis and impressions that Consultant provides to Workday. Consultant will not knowingly include intellectual property of others in any ideas, insights, analysis and impressions concerning Workday’s sales, marketing, product and/or technology directions Consultant provides to Workday. With respect to ideas, insights, analysis and impressions concerning Workday’s sales, marketing, product and technology directions Consultant provides to Workday that contain intellectual property belonging to Consultant or other third parties, Consultant will, prior to disclosure, identify the intellectual property rights and the owner of such rights. If Consultant delivers ideas, insights, analysis and impressions that contain intellectual property belonging to Consultant or entities Consultant controls or is affiliated with, and Consultant fails to identify the intellectual property rights, then Consultant grants or will obtain for Workday a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared derivative works of such intellectual property and to use, execute, reproduce, transmit, display, perform, transfer, distribute, and sublicense such intellectual property or their derivative works, and to grant others the rights granted in this subsection.

4.3Inventions. Consultant assigns to Workday all of Consultant’s right, title and interest in Inventions. “Inventions” means ideas, analysis, impressions, designs, concepts, techniques, discoveries or improvements, conceived or produced by Consultant in performance of this Agreement.

4.4Works Made for Hire. All Deliverables belong exclusively to Workday and are works made for hire. If any Deliverables are not works made for hire owned by operation of law, Consultant hereby irrevocably assigns ownership of copyrights in such works to Workday. “Deliverables” means items that Consultant prepares for or provides to Workday under this Agreement, including, but not limited to, software, all work products, logos, presentable works, documentation, and the like.

4.5Joint Invention Rights. Consultant assigns all of their right, title and interest in co-developed Deliverables to Workday.

4.6Perfection of Copyrights and Invention Rights. Upon request, Consultant will provide to Workday documentation to verify authorship of Deliverables. Consultant will assist Workday, at Workday’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Workday as its agent and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

4.7Trademarks. Consultant will not use the name, trademarks, logos, copyrighted works, or other proprietary material of Workday in publicity releases, advertising or similar activity without Workday’s prior written consent.

5.7CONFIDENTIALITY

5.1“Confidential Information” means this Agreement, all Workday software, documentation, information, data, drawings, benchmark tests, specifications, trade secrets, object code, source code relating to Workday, Workday customer information, Workday sales and/or marketing strategies, and any other proprietary information supplied to Consultant that has not been disclosed publicly.

5.2Consultant acknowledges that the Confidential Information constitutes valuable information and Consultant agrees to use Confidential Information solely in Consultant’s capacity as a Consultant and in accordance with the provisions of this Agreement and all applicable Workday policies, including but not limited to its data security policies. Consultant agrees not to use Confidential Information for personal advantage or disclose Confidential Information directly or indirectly to any third party without Workday’s prior written consent. Consultant agrees to use best efforts to protect the Confidential Information from unauthorized use and disclosure. However, Consultant bears no responsibility for safeguarding information that is publicly available, already in Consultant’s possession, obtained from third parties without restrictions on disclosure, independently developed by Consultant without reference to Confidential Information, or to the extent required to be disclosed by order of a court or other governmental entity.

5.3Upon Workday’s request, Consultant will immediately return to Workday all Confidential Information, as well as any and all copies of Confidential Information.

5.4In the event of actual or threatened breach of the provisions of this Section of the Agreement, Workday and/or Consultant will have no adequate remedy at law and will be entitled to immediate and injunctive and other equitable relief, without bond and without the necessity of showing actual money damages.

5.5As additional protection for Confidential Information, and in no way limiting Consultant’s obligations contained elsewhere in this Agreement, Consultant agrees not to use, disclose or describe any information or idea learned at Workday to, or for the benefit of, any competitor of Workday or to participate in the development of substantially similar product features, functions or technology for any competitor of Workday. Without limiting the foregoing, Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.

5.6Pursuant to the Defend Trade Secrets Act of 2016, Consultant shall have no criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and may use the trade secret information in the court proceeding, if Consultant: (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

6.INDEPENDENT CONSULTANT

Consultant will serve as an independent Consultant and not as an employee or agent of Workday. Nothing in this Agreement will be construed as creating a joint venture relationship or an employer/employee relationship.

7.ADDITIONAL OBLIGATIONS

If Consultant’s employment with Workday is not terminated for any reason whatsoever on the Termination Date, then this agreement will be automatically null and void and will have no effect. Consultant is required to comply with Workday’s Code of Conduct as it may be updated and/or revised periodically.

8.TERM AND TERMINATION

In the event this Agreement is signed after the Effective Date (defined above as the calendar day immediately following Consultant’s last day of employment with Workday), the parties agree that all terms and conditions of this Agreement will be retroactive to the Effective Date (i.e., the start date of the Consulting Term). This Agreement will commence on the Effective Date and continue through and including July 8, 2024, at which time it will automatically expire, unless terminated earlier in accordance with the terms of this Agreement. The Company may terminate this Agreement and Consultant’s Services hereunder immediately without notice for Cause (as defined in the Separation Agreement) or upon Consultant’s breach of any provision of this Agreement. Consultant may terminate this Agreement and Consultant’s Services hereunder for any reason upon ten (10) days written notice. This Agreement will terminate automatically in the event Consultant commences any Conflicting Work as described in Section 3.3 above. The parties may otherwise terminate this Agreement only by mutual agreement set forth in writing signed by both parties.

In the event of any termination of this Agreement, the parties agree that the Consideration, Warranties, Indemnities, Ownership of Materials, Confidentiality, Independent Consultant, and Miscellaneous sections will survive such termination.

9.INDEMNIFICATION

Workday agrees to indemnify, defend, and hold Consultant harmless from and against any claims, demands, and actions, and any liabilities, damages, or expenses relating to or arising out of the Services Consultant provides, including court costs and reasonable attorney fees to the extent such claims, demands, and actions, and any liabilities, damages, or expenses are not caused by Consultant’s gross negligence or willful misconduct. Consultant agrees to give Workday prompt notice of any claim, demand, or action and cooperate fully with Workday in the defense and settlement of such a dispute.

10.MISCELLANEOUS

Failure by a party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed to be a waiver of such party's rights under this Agreement. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements. This Agreement may not be amended, except by a writing signed by both parties. No exercise or enforcement by either party of any right or remedy under this Agreement, including termination, will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce. This Agreement may be executed in counterparts, such counterparts together will constitute one and the same agreement. This Agreement will be governed exclusively by the laws of the State of California, without regard to its conflicts of laws rules. The state and federal courts located nearest to Alameda County, California will have exclusive jurisdiction to adjudicate any dispute arising out of or relating to this Agreement. Each party hereby consents to the exclusive jurisdiction of such courts. Each party also hereby waives any right to jury trial in connection with any action or litigation in any way arising out of or related to this Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Consultant without the prior written consent of Workday. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight courier.

[Signature Page to Consulting Agreement Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

CONSULTANT

SIGNED: /s/ Barbara Larson	DATE: May 24, 2023
Barbara Larson

WORKDAY, INC.

SIGNED: /s/ Ashley Goldsmith	DATE: May 23, 2023
BY: Ashley Goldsmith
TITLE: Chief People Officer

[Signature Page to Consulting Agreement]